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                                                                   Exhibit 23.10

                        CONSENT OF INDEPENDENT AUDITORS

Equipment Supply Co., Inc. and Affiliates
Burlington, New Jersey

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and the related Prospectus of United Rentals, Inc. (the "Company"), for the registration of up to $750,000,000 of its common stock, preferred stock or debt securities and to the incorporation by reference therein of our reports dated June 19, 1998, except for Notes 9 and 15 which are as of July 10, 1998, with respect to the combined financial statements of Equipment Supply Co., Inc. and Affiliates, included in the Company's Reports on Form 8-K dated July 21, 1998 and December 24, 1998.

                                BDO Seidman LLP
                                Philadelphia, Pennsylvania
                                January 4, 1999